Exhibit 10.1

Summary of

April 20, 2010 Stock Option Grants

to Executive Officers

of Bakers Footwear Group, Inc.

The following table sets forth for each of the Company’s executive officers the number of options granted to each executive officer on April 20, 2010:

Name and Principal Position (1)	Shares of Common Stock Underlying Options(2)
Peter A. Edison	25,000
Chairman of the Board, Chief Executive Officer and President

Mark D. Ianni	20,000
Executive Vice President and Chief Merchandising Officer

Joseph R. VanderPluym	20,000
Executive Vice President and Chief Operations Officer

Stanley K. Tusman	15,000
Executive Vice President and Chief Planning Officer

Charles R. Daniel, III.	12,000
Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary

(1)  Messrs. Edison, Ianni, VanderPluym and Tusman are each a party to a written employment agreement with the Company.  All of the executive officers may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission.  The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation.  The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.

(2)  Each of the options was issued pursuant to the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, with the following terms.  Each of the options vests in five equal annual installments beginning April 20, 2011.  All such options expire ten years from the date of grant.  Each of the options has an exercise price of $2.50 per share.